Exhibit 99.1

MEDNAX Earns 81 Cents, non-GAAP, in 2008 Fourth Quarter

Presents Financial Outlook for 2009 First Quarter

FORT LAUDERDALE, Fla.--(BUSINESS WIRE)--February 5, 2009--MEDNAX, Inc. (NYSE:MD), the national medical group providing newborn, maternal-fetal, pediatric subspecialty and anesthesia physician services, today reported earnings per share of 85 cents for the 2008 fourth quarter, or 81 cents on a non-GAAP basis when excluding a reduction in amounts accrued for malpractice expense based on favorable historical claims experience. In addition, the Company provided a financial outlook for the 2009 first quarter.

“During this quarter we saw some stabilization in neonatal patient volume, which was essentially flat for the quarter and while the percentage of our patient services reimbursed under government programs during the quarter was higher year-over-year, it was consistent with levels at the end of the 2008 third quarter,” said Roger J. Medel, M.D., Chief Executive Officer of MEDNAX, Inc. “As a result, our 2008 fourth quarter results were at the high end of our previously guided range. While we are managing through these recent challenges, we continued to expand our national medical group across all of our physician specialties during 2008, attracting physicians who are looking for a partner that will allow them to concentrate on patient care. We are optimistic that we will continue to expand our national medical group during 2009.”

For the three months ended December 31, 2008, MEDNAX’s net patient service revenue was $297.8 million, up 19 percent from $250.4 million for the comparable 2007 period. Revenue growth was primarily from acquisitions completed during the prior 12 months.

For the 2008 fourth quarter, same-unit revenue was essentially unchanged from the comparable prior-year period. Same-unit patient volume for MEDNAX’s combined patient services grew by 1.7 percent as a result of volume growth at office-based and anesthesia practices. Neonatal intensive care unit (NICU) patient volume declined by 0.4 percent for the quarter. Overall same-unit reimbursement declined by 1.7 percent, largely as a result of an increase in the percentage of patient services reimbursed by government payors during the 2008 fourth quarter when compared to the prior-year period. Throughout the 2008 fourth quarter, MEDNAX’s payor mix was essentially at the same level as the latter part of the 2008 third quarter, when the Company experienced more government, and less commercial, reimbursement for patient services.

For the three months ended December 31, 2008, and 2007, MEDNAX’s results from operations, when presented on a GAAP basis, include items that make comparisons difficult. MEDNAX believes that comparisons should be made on a non-GAAP basis after adjusting the following items:

  Increasing practice salaries and benefits expense by $2.8 million, resulting in a decrease in income from continuing operations of $1.7 million for the three months ended December 31, 2008, to exclude a reduction in amounts accrued for malpractice expenses; and
  Increasing the Company’s tax provision by $800,000 for the three months ended December 31, 2007, to exclude a reduction in the Company’s accrued liability for uncertain tax positions.

For the three months ended December 31, 2008, non-GAAP operating income was $62.6 million, or 21 percent of revenue, which compares with $64.4 million, or 25.7 percent of revenue, for the comparable 2007 period.

MEDNAX’s operating margin was impacted by lower revenue from neonatal services, caused primarily by increased government payor mix on a year-over-year basis and lower neonatal patient volume. The Company’s operating margin was also impacted by a change in the composition of acquired practices, which included more office-based maternal-fetal medicine and pediatric cardiology practices, as well as the expansion into hospital-based anesthesia physician services during 2008. In general, office-based practices have higher practice supplies and other expenses than hospital-based practices. In addition, anesthesia practices have lower margins than neonatal practices, although MEDNAX expects that it will be able to achieve operating improvements at its anesthesia practices that will lead to incremental margin expansion at those practices in the future.

MEDNAX continues to achieve efficiency in managing its national group practice. Despite the revenue impact from lower NICU patient volume and higher government payor mix, general and administrative expenses as a percent of revenue were unchanged, at 11.2 percent, when compared to the 2007 fourth quarter.

For the 2008 fourth quarter, MEDNAX had income from continuing operations of $37.3 million, or 81 cents per share, both non-GAAP, based on a weighted average 45.9 million shares outstanding during the period. This compares with income from continuing operations of $39.7 million, or 80 cents per share, both non-GAAP, based on a weighted average 49.3 million shares outstanding for the 2007 fourth quarter. On a GAAP basis, income from continuing operations and net income for the 2008 fourth quarter were $39.0 million, or 85 cents per share, compared to $40.5 million of income from continuing operations, or 82 cents per share, in the 2007 period. In the 2007 fourth quarter, net income was $41.3 million, or 84 cents per share.

MEDNAX had cash flow from operations of $68.3 million for the 2008 fourth quarter, and the Company used $37.7 million of its cash for practice acquisitions, including neonatal practices in Akron, Ohio, and Hammond, Louisiana, as well as a maternal-fetal medicine group practice based in Tampa, Florida.

At December 31, 2008, MEDNAX had cash and cash equivalents of $14.3 million and accounts receivable were $162.4 million. Total debt outstanding was $140.1 million which consisted primarily of amounts outstanding on the Company’s revolving credit facility.

MEDNAX reported net patient service revenue of $1.1 billion for the 12 months ended December 31, 2008, on a GAAP basis, up 16 percent from $917.6 million for 2007. Same-unit revenue increased by 3.2 percent during 2008 when compared with 2007 as a result of volume growth at its office-based practices, as well as improved reimbursement from commercial payors. Same-unit NICU volume declined by 1.0 percent for the year, or 1.2 percent when excluding the extra day in the leap year, and the Company’s revenue was impacted from a higher percentage of patient services reimbursed from government payors during the second half of 2008.

Operating income was $242.0 million for 2008, up 10 percent from $220.9 for 2007. MEDNAX generated income from continuing operations of $146.7 million, or $3.11 per share, and net income of $169.2 million, or $3.59 per share, for 2008 based on a weighted average 47.2 million shares outstanding. This compares with income from continuing operations of $140.0 million, or $2.81 per share, and net income of $142.7 million, or $2.86 per share, based on a weighted average 49.9 million shares outstanding, for 2007.

For the year, MEDNAX had cash flow from operations of $181.4 million, and the Company used $274.0 million to complete 13 acquisitions, including four neonatal, four maternal-fetal, three pediatric cardiology and two anesthesia physician groups.

2009 First Quarter Outlook

MEDNAX expects to earn 63 to 67 cents per share for the 2009 first quarter. This outlook incorporates estimated same-unit NICU patient volume that ranges from growth of 1 percent to a decline of up to 2 percent, as well as an assumption that payor mix for the 2009 first quarter will be consistent with the 2008 fourth quarter.

MEDNAX’s outlook anticipates contributions from practice acquisitions within its neonatal, maternal-fetal and pediatric cardiology physician services to contribute to 2009 first quarter earnings. MEDNAX previously announced that it expects to invest $70 to $75 million in practice acquisitions within those specialties during 2009, and the Company has completed one acquisition during the 2009 first quarter to date.

There are several seasonal issues that will affect MEDNAX’s operating results for the 2009 first quarter relative to the 2008 fourth quarter. In the first quarter, there are fewer calendar days, which reduces the Company’s neonatal revenue on a sequential basis. In addition, MEDNAX’s FICA, or Social Security, payroll tax expenses are higher at the beginning of every year as compared to the fourth quarter of the year.

Reconciliation of Non-GAAP Information

This press release contains non-GAAP information for the three months ended December 31, 2008, and December 31, 2007, related to operating income, operating margin, income from continuing operations, net income and earnings per share which is adjusted as set forth below. MEDNAX believes that this non-GAAP information is useful to management and investors reviewing financial and business trends related to its results of operations and that when non-GAAP information is viewed with GAAP information investors are provided with a meaningful understanding of MEDNAX’s ongoing operating and financial performance. This information is not intended to be considered in isolation, or as a substitute of GAAP financial information. The following tables reconcile non-GAAP financial information to net income per common share, which MEDNAX believes are the most comparable GAAP measures:

	Three Months Ended December 31, 2008
	GAAP	Adjustments	Non-GAAP
	(in thousands, except for per share data)

Net patient service revenue	$297,815		$297,815

Operating expenses:
Practice salaries and benefits	181,590	2,800	184,390
Practice supplies and operating expenses	13,379		13,379
General and administrative expenses	33,444		33,444
Depreciation and amortization	4,020		4,020

Total operating expenses	232,433		235,233

Income from operations	65,382		62,582
Operating margin	22.0%		21.0%

Investment income	537		537
Interest expense	(1,747)		(1,747)

Income from continuing operations before income taxes	64,172		61,372

Income tax provision	(25,187)	1,099	(24,088)

Income from continuing operations	38,985	(1,701)	37,284

Income from discontinued operations, net of income taxes	-		-

Net income	$38,985	(1,701)	$37,284

Per common and common equivalent share data (diluted):
Net income from continuing operations	$0.85	(0.04)	$0.81
Net income from discontinued operations	$-	-	$-
Net income	$0.85	(0.04)	$0.81

Weighted average shares used in computing net income per common and common equivalent share (diluted)	45,897		45,897

Non-GAAP Adjustments
(Unaudited)

	Three Months Ended December 31, 2007
	GAAP	Adjustments	Non-GAAP
	(in thousands, except for per share data)

Net patient service revenue	$250,356		$250,356

Operating expenses:
Practice salaries and benefits	145,565		145,565
Practice supplies and operating expenses	9,461		9,461
General and administrative expenses	28,119		28,119
Depreciation and amortization	2,831		2,831

Total operating expenses	185,976		185,976

Income from operations	64,380		64,380
Operating margin	25.7%		25.7%

Investment income	1,209		1,209
Interest expense	(259)		(259)

Income from continuing operations before income taxes	65,330		65,330

Income tax provision	(24,806)	(800)	(25,606)

Income from continuing operations	40,524	(800)	39,724

Income from discontinued operations, net of income taxes	743		743

Net income	$41,267	(800)	$40,467

Per common and common equivalent share data (diluted):
Net income from continuing operations	$0.82	(0.02)	$0.80
Net income from discontinued operations	$0.02	--	$0.02
Net income	$0.84	(0.02)	$0.82

Weighted average shares used in computing net income per common and common equivalent share (diluted)	49,311		49,311

Earnings Conference Call

MEDNAX, Inc., will host an investor conference call at 10 a.m. (EST) today to discuss the quarterly results and outlook for the 2009 first quarter. The conference call Webcast may be accessed from the Company’s Website, www.mednax.com. A telephone replay of the conference call will be available from noon (EST) today through midnight (EST) February 19, 2009, by dialing 800-475-6701, access code 981964. The replay will also be available at www.mednax.com.

About MEDNAX

MEDNAX, Inc., is a national medical group that comprises the nation’s leading provider of neonatal, maternal-fetal and pediatric physician subspecialty services as well as anesthesia services. Physicians and advanced practitioners practicing as part of MEDNAX are reshaping the delivery of care within their specialties and subspecialties, using evidence-based tools, continuous quality initiatives and clinical research to enhance patient outcomes and provide high-quality, cost-effective care. Pediatrix Medical Group, a unit of MEDNAX, was founded in 1979 and now includes neonatal physicians who provide services at more than 250 neonatal intensive care units, who collaborate with affiliated maternal-fetal medicine, pediatric cardiology and pediatric intensivist physician subspecialists to provide a clinical care continuum. Pediatrix is also the nation’s largest provider of newborn hearing screens. In 2007, the Company expanded into anesthesia services. Today, American Anesthesiology includes more than 450 anesthesiologists and advanced practitioners. MEDNAX, through its affiliated professional corporations, employs more than 1,200 physicians in 32 states and Puerto Rico. Additional information is available at www.mednax.com.

Certain statements and information in this press release may be deemed to be “forward-looking statements” within the meaning of the Federal Private Securities Litigation Reform Act of 1995. Forward-looking statements may include, but are not limited to, statements relating to our objectives, plans and strategies, and all statements (other than statements of historical facts) that address activities, events or developments that we intend, expect, project, believe or anticipate will or may occur in the future are forward-looking statements. These statements are often characterized by terminology such as “believe”, “hope”, “may”, “anticipate”, “should”, “intend”, “plan”, “will”, “expect”, “estimate”, “project”, “positioned”, “strategy” and similar expressions, and are based on assumptions and assessments made by MEDNAX’s management in light of their experience and their perception of historical trends, current conditions, expected future developments and other factors they believe to be appropriate. Any forward-looking statements in this press release are made as of the date hereof, and MEDNAX undertakes no duty to update or revise any such statements, whether as a result of new information, future events or otherwise. Forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties. Important factors that could cause actual results, developments, and business decisions to differ materially from forward-looking statements are described in the Company’s most recent Annual Report on Form 10-K, including the section entitled “Risk Factors”.

MEDNAX, Inc.
Consolidated Statements of Income
(Unaudited)
	Three Months Ended		Years Ended
	December 31,		December 31,
	2008	2007	2008	2007
	(in thousands, except for per share data)

Net patient service revenue	$297,815	$250,356	$1,068,277	$917,644

Operating expenses:
Practice salaries and benefits	181,590	145,565	643,445	533,306
Practice supplies and operating expenses	13,379	9,461	44,767	34,078
General and administrative expenses	33,444	28,119	124,965	119,766
Depreciation and amortization	4,020	2,831	13,071	9,594

Total operating expenses	232,433	185,976	826,248	696,744

Income from operations	65,382	64,380	242,029	220,900

Investment income	537	1,209	2,982	6,855
Interest expense	(1,747)	(259)	(3,593)	(749)

Income from continuing operations before income taxes	64,172	65,330	241,418	227,006

Income tax provision	(25,187)	(24,806)	(94,736)	(86,987)

Income from continuing operations	38,985	40,524	146,682	140,019

Income from discontinued operations, net of income taxes	-	743	22,519	2,703

Net income	$38,985	$41,267	$169,201	$142,722

Per common and common equivalent share data (diluted):

Net income from continuing operations	$0.85	$0.82	$3.11	$2.81

Net income from discontinued operations	$-	$0.02	$0.48	$0.05

Net income	$0.85	$0.84	$3.59	$2.86

Weighted average shares used in computing net income per common and common equivalent share (diluted)	45,897	49,311	47,161	49,904

Balance Sheet Highlights
(Unaudited)

	As of	As of
	Dec. 31, 2008	Dec. 31, 2007
	(in thousands)
Assets:
Cash and cash equivalents	$14,346	$102,843
Short-term investments	20,764	18,042
Accounts receivable, net	162,395	145,504
Other current assets	87,396	97,737
Other assets, property and equipment	1,211,973	938,676
Total assets	$1,496,874	$1,302,802

Liabilities and shareholder's equity:
Accounts payable & accrued expenses	$302,584	$243,120
Total debt	140,114	924
Other liabilities	89,038	99,706
Total liabilities	531,736	343,750
Shareholders' equity	965,138	959,052
Total liabilities and shareholders' equity	$1,496,874	$1,302,802

Other Operating Data
	12 Months Ended December 31,
	2008	2007
Number of:
Births	730,049	707,274
NICU Admissions	86,865	85,059
NICU Patient days	1,566,485	1,556,093

CONTACT:
MEDNAX, Inc., Fort Lauderdale
Bob Kneeley, Director, Investor Relations, 954-384-0175, x-5300
bob_kneeley@mednax.com